Filed Pursuant to Rule 433

Registration Statement No. 333-176157-01

Relating to Preliminary Prospectus Supplement dated June 18, 2013 and

Prospectus dated August 9, 2011

Boston Properties Limited Partnership

$700,000,000 3.800% Senior Notes due 2024

Issuer:	Boston Properties Limited Partnership

Type:	SEC Registered

Size:	$700,000,000

Maturity:	February 1, 2024

Coupon (Interest Rate):	3.800%

Benchmark Treasury:	1.750% due May 15, 2023

Benchmark Treasury Price / Yield:	96-04+ / 2.185%

Spread to Benchmark Treasury:	1.650% (T +165 basis points)

Yield to Maturity:	3.835%

Expected Ratings* (Moody’s / Standard & Poor’s / Fitch Ratings):	Baa2 (stable) / A- (stable) / BBB (stable)

Interest Payment Dates:	August 1 and February 1, commencing February 1, 2014

Day Count Convention:	30 / 360

Redemption Provision:	Make-whole call at any time before 90 days prior to February 1, 2024, based on U.S. Treasury plus 25 basis points, or at par thereafter

Initial Price to Public:	99.694%

Settlement Date:	T+7; June 27, 2013

Denominations:	$1,000 × $1,000

CUSIP / ISIN:	10112R AW4 / US10112RAW43

Joint Book-Running Managers:	Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC BNY Mellon Capital Markets, LLC Wells Fargo Securities, LLC

Co-Managers:

Capital One Southcoast, Inc.

Mitsubishi UFJ Securities (USA), Inc.

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

* Ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any security.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling Deutsche Bank Securities Inc. toll free at 1-800-503-4611, J.P. Morgan Securities LLC collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

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